Exhibit 10.1

AMENDMENT NO. 2 TO
ADVANCED EMISSIONS SOLUTIONS, INC.
AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

This Amendment No. 2 (this “Amendment”) to that certain Advanced Emissions Solutions, Inc. Amended and Restated 2007 Equity Incentive Plan, as previously amended (the “Plan”), is adopted and effective as set forth below. Capitalized terms used and not defined herein have the meanings ascribed to them in the Plan.
WHEREAS, from time to time, the Administrator may approve certain cash payments to a Grantee that generally are related to the Continuous Service of the Grantee and to certain performance goals for the Company or one or more Related Entities over a specified time period; and
WHEREAS, the Company desires for such cash awards to be issued pursuant to and subject to the terms and conditions set forth in the Plan.
NOW therefore, the Plan shall be amended as follows:

1.	Section 2 of the Plan shall be amended by the insertion, where appropriate, of the following:
“Cash Award” means an Award granted under the Plan that provides for a cash payment to a Grantee related to the Continuous Service of such Grantee and to performance goals for the Company (or one or more Related Entities) over a specified time period.
“Measurement Date” means the last day of the time period over which performance with respect to which the performance goals for any Cash Award are measured, or, if later, the last day of Continuous Service required for any Grantee to be entitled to such Cash Award.

2.
Each Cash Award shall be considered an Award for all purposes of the Plan and shall be granted as set forth in Section 6 of the Plan; provided, however, that (i) the Administrator may, in its discretion, grant one or more Cash Awards without causing the Company to enter into, or requiring the Grantee to enter into, an Award Agreement, and (ii) in such event, such terms and conditions as the Plan provides are to be set forth in an Award Agreement may be communicated to the relevant Grantee(s) as the Administrator deems sufficient and appropriate.

3.
The Company shall withhold and pay over to the appropriate taxing authorities all applicable income tax, social security, Medicare and payroll tax, and any other applicable tax-related withholding, and the amount payable to the Grantee with respect to any Cash Award shall be net of such withheld amounts.

4.
Notwithstanding anything to the contrary in this Amendment, the Plan or any Award Agreement pursuant to which a Cash Award is granted, each Cash Award shall be paid promptly following the date the Administrator determines whether the performance goals related to a particular Cash Award have been met, but in any event no later than March 15 of the calendar year following the calendar year in which the Measurement Date occurs.

5.	Sections 7, 8, 9, 10, 11 and 21 of the Plan shall not apply to any Cash Award.

6.	Except as set forth in this Amendment, the Plan shall remain in full force and effect.

    The undersigned, being the Secretary of Advanced Emissions Solutions, Inc., hereby certifies that the foregoing is a true and correct copy of the Amendment No. 2 to the Advanced Emissions Solutions, Inc. Amended and Restated 2007 Equity Incentive Plan, as adopted by the Company on February 12, 2014, effective as of February 12, 2014.

Advanced Emissions Solutions, Inc.

By: /s/ Mark H. McKinnies Mark H. McKinnies, Senior Vice President, Chief Financial Officer and Secretary